EXHIBIT 11

                            TOMMY HILFIGER CORPORATION
                   COMPUTATION OF NET INCOME PER ORDINARY SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      NINE MONTHS        THREE MONTHS
                                  ENDED DECEMBER 31,  ENDED DECEMBER 31,
                                  ------------------  ------------------
                                     1996     1995       1996     1995
                                     ----     ----       ----     ----

  FINANCIAL STATEMENT PRESENTATION

  PRIMARY

  Average shares outstanding       37,015   35,585     37,095   35,924

  Net effect of dilutive stock
    options based on the treasury
    stock method using average
    market price                      823    1,539        936    1,547
                                     ----    -----        ---    -----
  Total                            37,838   37,124     38,031   37,471
                                   ======   ======     ======   ======
  Net Income                      $64,065  $43,578    $27,397  $17,585
                                  =======  =======    =======  =======
  Per share amount                $  1.69  $   1.17    $ 0.72    $ .47
                                  =======  ========    ======    =====
  FULLY DILUTED

  Average shares outstanding       37,015   35,585     37,095   35,924

  Net effect of dilutive stock
    options based on the treasury
    stock method using ending market
    price, if higher than average
    market price                    1,027    1,676        936    1,658
                                  -------  -------    -------  -------
  Total                            38,042   37,261     38,031   37,582
                                  =======  =======    =======  =======
  Net Income                      $64,065  $43,578    $27,397  $17,585
                                  =======  =======    =======  =======
  Per share amount                $  1.68  $  1.17    $  0.72  $   .47
                                  =======  =======    =======  =======
